Exhibit 99.1

NEWS
Main Street Banks, Inc.

For Immediate Release

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks, Inc.	Main Street Banks, Inc.
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS REPORTS 16 PERCENT INCREASE IN NET INCOME

ATLANTA, July 21, 2004 – Main Street Banks, Inc. (Nasdaq: MSBK), Atlanta’s largest and highest performing community banking company, reported net income of $7.4 million for the three months ended June 30, 2004 compared to $6.4 million in the second quarter of 2003, an increase of 15.6 percent.  Diluted earnings per share for the second quarter of 2004 were $0.37 versus $0.35 for the second quarter of 2003, a 5.7 percent increase.

Net income for the six months ended June 30, 2004 was $15.0 million, a 24.0 percent increase over the $12.1 million reported in the same period of 2003.  Diluted earnings per share for the six months ended June 30, 2004 were $0.75 versus $0.70 per share for the six months ended June 30, 2003, a 7.1 percent increase. Return on average assets was 1.41 percent for the second quarter of 2004 and return on average shareholder’s equity was 13.8 percent.  For the first six months of 2004, return on average assets was 1.47 percent and return on average shareholder’s equity was 14.1 percent.

Operating income for the second quarter of 2004 was $8.2 million, up 28.1 percent from the $6.4 million earned in the same period in 2003.  This translates into second quarter operating earnings per diluted share of $0.41 versus $0.36 in the same period in 2003, representing a 13.9 percent increase. “Operating income excludes the impact of intangible amortization expense, the write-off of software which has become obsolete due to the Jack Henry core processing system conversion, the buy-out of a system related contract, and severance dollars paid in the reduction of 38 jobs that were associated with the core processing conversion and other productivity initiatives implemented during the second quarter of 2004,” said chairman and chief executive officer Edward C. Milligan.

Management believes operating earnings provides another appropriate measure of business performance for companies who have either completed acquisitions and created amortizable intangible assets or had unusual events. See attached tables showing the effects of the events on operating earnings and the comparison to GAAP earnings.

Operating return on average tangible assets for the second quarter of 2004 was 1.65 percent and operating return on average tangible equity for the second quarter of 2004 was 29.5 percent.

Operating income for the first six months of 2004 was $15.9 million, up 29.3 percent from the $12.3 million earned in the comparable six months in 2003.  This translates into six-month operating earnings per diluted share of $0.80 versus $0.71 in the same period in 2003, up 12.7 percent.

Operating return on average tangible assets for the first six months of 2004 was 1.64 percent and operating return on average tangible equity for the first six months of 2004 was 28.6 percent.

 “The second quarter of 2004 was another excellent quarter for Main Street Banks,” said Milligan.  “Our performance was driven by robust loan and deposit growth, a healthy net interest margin, and superior growth in non-interest income compared to the same period in 2003.”  Milligan continued, “We are gratified by our continued high performance and by our successful conversion to the Jack Henry Silverlake platform.  Our company now operates seamlessly on one integrated system, and this conversion marks the completion of the integration of seven banks over the last three years.  Having unified our banks under one charter and culture, we now have the right team, systems and structure to carry us far into the future.”

Strong Loan Growth Combined With Solid Credit Quality

As of June 30, 2004, Main Street Banks’ loans outstanding were $1.594 billion, reflecting an increase of $211 million or 15.3 percent, compared to the same period last year. Annualized net charge-offs decreased to 0.13 percent of average loans for the second quarter of 2004 from 0.39 percent in the second quarter of 2003.  Non-performing assets increased modestly in the second quarter to 0.41 percent of assets from 0.37 percent at June 30, 2003.

The allowance for loan losses at June 30, 2004 was $23.1 million and represented 1.45 percent of loans outstanding at the end of the period compared to $20.3 million and 1.47 percent of loans outstanding in the second quarter of 2003.  During the quarter, a portion of the loan loss provision was released due to the expiration of recourse terms on a sold credit card loan portfolio and improving asset quality trends.

Positive Trends in Transaction Deposits

As of June 30, 2004, Main Street Banks’ total deposits were $1.566 billion, reflecting an increase of $160 million, or 11.4 percent, compared to the same period last year. The Company’s deposit mix continued to improve as low cost core deposits grew 13.7 percent over the same period from June 30, 2003, while reliance on high cost certificates of deposit was reduced through the company’s disciplined pricing structure.  Low cost core deposits totaled $820 million at June 30, 2004 compared to $721 million at the end of the second quarter of 2003, an increase of $99 million.

Net Interest Margin Declines but Remains Healthy

The company’s net interest margin was 4.42 percent for the second quarter of 2004, down from 5.01 percent in the comparable period last year, but remained in the top quartile of the Company’s peers.  The reduction in margin over 2003 was primarily the result of the company’s acquisitions of First Colony Bancshares in May 2003 and the First National Bank of Johns Creek in December 2002.  Main Street’s fully taxable equivalent net interest income totaled $20.5 million for the second quarter of 2004, an increase of $2.0 million or 10.8 percent, compared to the second quarter of 2003.

Noninterest Income Up 32.1% Over Previous Year

Compared to the second quarter of 2003, noninterest income grew at a healthy pace in the second quarter of 2004.  The company reported total noninterest income of $7.4 million for the second quarter, an increase of 32.1 percent or $1.8 million over the second quarter of 2003.  Solid growth in income from insurance agency commissions, securities gains, and service charge income contributed to this increase.  Insurance agency revenue totaled $2.4 million for the second quarter of 2004, an increase of 100.0 percent or $1.2 million compared to the second quarter last year.  The acquisition of Banks Moneyhan Hayes Insurance in January 2004 contributed 66.7% of this increase. Excluding the effect of the acquisition, insurance agency revenue increased 25.0% over the second quarter last year.

Efficiency Remains Positive

Main Street Bank’s efficiency ratio for the second quarter of 2004 was 58.4 percent versus 53.9 percent for the second quarter of 2003.  Noninterest expense for the second quarter of 2004 was $16.1 million, an increase of 25.8 percent, primarily due to the First Colony acquisition which occurred in the same quarter of the prior year, compared to noninterest expense in the second quarter of 2003.

“We are proud of our excellent efficiency this year especially at a time when we have continued to invest heavily in our business through the enhancement of our management team, the conversion of our core systems and growth in our banking footprint,” Milligan concluded.

About Main Street

Main Street Banks, Inc., a $2.1 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities.  Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private

Securities Litigation Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.  Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Main Street Banks, Inc.’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Main Street’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s second quarter earnings conference call at 10 a.m. today, please visit our web site at www.mainstreetbank.com.  Replays of the conference call will be available through our web site until 5 p.m. (EDT) July 30.

This press release contains forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections.  Please refer to Main Street Banks, Inc.’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Main Street Banks, Inc.’s forward-looking statements.  Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

Financial Tables Follow